Exhibit 99
FOR IMMEDIATE RELEASE
                                                  CONTACT: Roy Estridge. EVP/CFO
                                                         Valley Commerce Bancorp
                                                                  (559) 622-9000

VALLEY COMMERCE BANCORP REPORTS STRONG FIRST QUARTER 2005 RESULTS

VISALIA, Calif., April 22, 2005/ -- President and CEO Don Gilles today announced that Valley Commerce Bancorp grew by 37% over the past 12 months. Total assets reached $193 million at March 31, 2005 compared to $141 million at March 31, 2004, an increase of $52 million. During this same period, total deposits grew to $159 million, an increase of $40 million or 34%, and net loans grew to $119 million, an increase of $15 million or 15%.

"We are pleased to report strong growth over these past 12 months," stated Gilles. "We've challenged ourselves to continue growing in both size and market share in the years ahead," he noted in reference to the Company's recent common stock offering. The offering raised $7.6 million in new capital primarily to support the growth of Bank of Visalia, the Company's wholly-owned subsidiary.

The Company's consolidated first quarter 2005 earnings totaled $382,000, or $.19 per basic share, compared to $284,000 or $.20 per basic share achieved in the first quarter of 2004. On a fully diluted basis, earnings per share were $.18 and $.19 for the respective periods. Return on average assets for the quarter ended March 31, 2005 was 0.80%, while the return on average equity for this period was 8.11%. The returns on assets and equity for the quarter ended March 31, 2004 were 0.81% and 10.11%, respectively.

Added Gilles, "We are certainly pleased to report a profitable first quarter, but our primary focus in 2005 will be on making the investments in personnel, facilities, and technology that will allow us to grow to a size that will be more efficient and even more capable of delivering the products and level of service our customers demand."

Net interest income earned during the first quarter of 2005 was $2.6 million compared to $1.9 million in the first quarter of the prior year, a 35% increase. This increase was primarily due to growth in average volume of interest-earning assets. The Company's net interest margin on a fully tax equivalent basis for the first quarter of 2005 was 4.65% compared to 4.90% for the first quarter of 2004. This decrease primarily reflected a lower cost of funds in the 2004 period.

The allowance for loan losses totaled $1.43 million or 1.2% of total loans at March 31, 2005. This compared to $1.48 million or 1.4% of total loans at March 31, 2004 and $1.40 million or 1.2% at December 31, 2004. The decrease in the allowance percentage from March 31, 2004 reflected a significant loan charge-off recorded in the second quarter of 2004. The charge-off had been anticipated by management which had allocated a portion of the total allowance to the specific loan. In its periodic analysis of the allowance for loan losses, management determined that the allowance for loan losses was properly stated at 1.2% of total loans at both December 31, 2004 and March 31, 2005.


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

Loan loss provisions for the quarterly periods ended March 31, 2005 and March 31, 2004 were $31,000 and $35,000, respectively. The Company recorded no loan charge-offs or recoveries during the three month period ended March 31, 2005, compared to $7,000 of net loan recoveries recorded during the three month period ended March 31, 2004.

Non-performing assets at March 31, 2005 totaled $41,000, which was equal to 0.03% of total loans. This compared to $81,000, or 0.07% of total loans, at December 31, 2004, and $1.1 million or 1.0% of total loans, at March 31, 2004. Non-performing assets at each of these dates was comprised entirely of nonaccrual loans. The decrease in non-performing assets from the prior year was due mainly to the foreclosure (in second quarter 2004) and subsequent sale (in third quarter 2004) of real estate collateral underlying a commercial real estate loan that had been in nonaccrual status since 2001.

Non-interest income earned during the first quarter of 2005 was $227,000, a 7% increase over the first quarter of 2004. The increase in non-interest income was due primarily to increased service charges resulting from higher deposit levels.

Non-interest expense was $1.6 million in the first quarter of 2005 compared to $1.3 million in the first quarter of 2004, an increase of $.3 million or 24%. The increase was due primarily to increased employee costs associated with the Company's growth.

Valley Commerce Bancorp had 2,087,508 shares of common stock outstanding at March 31, 2005, including 299,250 new shares issued in the first quarter of 2005. The book value per share was $9.67 at March 31, 2005, compared to $7.93 at March 31, 2004. The increase in book value per share from the prior year is primarily attributable to the issuance of 650,000 new shares that were sold in December 2004 and January 2005 at $13.00 per share. The balance of stockholders' equity increased from $11.4 million at March 31, 2004 to $20.2 million at March 31, 2005. This increase included approximately $7.6 million of net proceeds from the Company's common stock offering.

All per share data in the preceding paragraphs have been adjusted for a 5% stock dividend paid in May 2004 and a three-for-two stock split of the Company's common stock in September 2004.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The Counter Bulletin Board exchange under the symbol VCBP. Bank of Visalia, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Bank of Visalia operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare under the name Valley Business Bank, a Division of Bank of Visalia. Additional information about Bank of Visalia is available from the Bank's website at http://www.bankofvisalia.com.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments.


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

Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by regulatory authorities.

Statement of Condition
(in Thousands) (Unaudited)                                 As of March 31,
                                                           --------------
                                                      2005                2004
                                                      ----                ----
Assets
Cash and Due from Banks                             $  8,683            $  7,987
Federal Funds Sold                                    11,220               4,465
Available-for-Sale Investment Securities              46,794              19,535
Loans (net)                                          118,850             103,492
Bank Premises and Equipment (Net)                      1,113               1,001
Other Assets                                           5,986               4,759
--------------------------------------------------------------------------------
TOTAL ASSETS                                        $192,646            $141,239
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Liabilities & Equity
Non-Interest Bearing Deposits                       $ 54,337            $ 39,287
Interest Bearing Checking                             60,911              45,979
Time Deposits                                         43,930              34,096
--------------------------------------------------------------------------------
Total Deposits                                       159,178             119,362
Long-Term Debt                                         9,278               5,387
Junior Subordinated Deferrable Interest
    Debentures                                         3,093               3,093
Other Liabilities                                        907               1,992
--------------------------------------------------------------------------------
Total Liabilities                                    172,456             129,834
Shareholders' Equity                                  20,190              11,405
--------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                          $192,646            $141,239
--------------------------------------------------------------------------------

Statement of Earnings
(in Thousands) (Unaudited)                          Three Months Ended March 31,
                                                    ---------------------------
                                                      2005                2004
                                                      ----                ----

Interest Income                                     $  2,580            $  1,913
Interest Expense                                         547                 349
--------------------------------------------------------------------------------
NET INTEREST INCOME                                    2,033               1,564
Provision for Loan Losses                                 31                  35
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NET INTEREST INCOME AFTER
    LOAN LOSS PROVISION                                2,002               1,529
Noninterest Income                                       227                 214
Noninterest Expense                                    1,607               1,295
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                               622                 448
Income Taxes                                             240                 164
--------------------------------------------------------------------------------
NET INCOME                                          $    382            $    284
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